As filed with the Securities and Exchange Commission on February 8, 2017.

Registration No. 333-214898

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

AMENDMENT NO. 3 TO

FORM S-1

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

Moleculin Biotech, Inc.

(Exact Name of Registrant as Specified in Its Charter)

Delaware	2834	47-4671997
(State or Other Jurisdiction of	(Primary Standard Industrial	(I.R.S. Employer
Incorporation or Organization)	Classification Code Number)	Identification Number)

2575 West Bellfort, Suite 333

Houston, Texas 77054

(713) 300-5160

(Address, Including Zip Code, and Telephone Number, Including Area Code, of Registrant’s Principal Executive Offices)

Mr. Walter Klemp, Chief Executive Officer

2575 West Bellfort, Suite 333

Houston, Texas 77054

(713) 300-5160

(Name, Address, Including Zip Code, and Telephone Number, Including Area Code, of Agent For Service)

Copies to:

Cavas S. Pavri	Robert F. Charron, Esq.
Schiff Hardin LLP	Ellenoff Grossman & Schole LLP
100 N. 18th, Suite 300	1345 Avenue of the Americas
Philadelphia, PA 19103	New York, NY 10105-0302
Telephone: (202) 724-6847	Telephone: (212) 370-1300
Fax: (202) 778-6460

Approximate date of commencement of proposed sale to the public: As soon as practicable after the effective date of this Registration Statement.

If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box.  ☒

If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Securities Exchange Act of 1934. (Check one):

Large accelerated filer	☐	Accelerated filer	☐

Non-accelerated filer	☐ (Do not check if a smaller reporting company)	Smaller reporting company	☒

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

EXPLANATORY NOTE

This Amendment No. 3 to the Registration Statement on Form S-1 of Moleculin Biotech, Inc. (File No. 333-214898) is an exhibits-only submission to file certain exhibits incorporated by reference in Item 16 of Part II of the Registration Statement and to restate the exhibit index incorporated by reference in Item 16. Accordingly, this Amendment No. 3 consists only of the facing page, this explanatory note, Part II of the Registration Statement, including the signature page, the exhibit index, and the exhibits filed herewith. The prospectus is unchanged and has therefore been omitted from this filing.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 13. Other Expenses of Issuance and Distribution.

The following table sets forth the estimated costs and expenses to be incurred in connection with the issuance and distribution of the securities of Moleculin Biotech, Inc. (the “Registrant”) which are registered under this Registration Statement on Form S-1 (this “Registration Statement”), other than underwriting discounts and commissions. All amounts are estimates except the Securities and Exchange Commission registration fee and the Financial Industry Regulatory Authority, Inc. filing fee.

The following expenses will be borne solely by the Registrant:

Amount to be
Paid
SEC Registration fee	$2,045.92
Financial Industry Regulatory Authority, Inc. filing fee	$3,130.00
Legal fees and expenses	$150,000.00
Accounting fees and expenses	$30,000.00
Transfer Agent’s fees	$2,000.00
Miscellaneous fees and expenses	$5,000.00

Total	$192,175.92

Item 14. Indemnification of Directors and Officers.

Pursuant to Section 145 of the Delaware General Corporation Law (the “DGCL”), a corporation shall have the power to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than a derivative action by or in the right of such corporation) by reason of the fact that such person is or was a director, officer, employee or agent of such corporation, or serving at the request of such corporation in such capacity for another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred in connection with such action, suit or proceeding, if such person acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of such corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his or her conduct was unlawful.

The DGCL also permits indemnification by a corporation under similar circumstances for expenses (including attorneys’ fees) actually and reasonably incurred by such persons in connection with the defense or settlement of a derivative action or suit, except that no indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to such corporation unless the Delaware Court of Chancery or the court in which such action or suit was brought shall determine upon application that such person is fairly and reasonably entitled to indemnity for such expenses which such court shall deem proper.

To the extent a present or former director or officer is successful in the defense of such an action, suit or proceeding referenced above, or in defense of any claim, issue or matter therein, a corporation is required by the DGCL to indemnify such person for actual and reasonable expenses incurred in connection therewith. Expenses (including attorneys’ fees) incurred by such persons in defending any action, suit or proceeding may be paid in advance of the final disposition of such action, suit or proceeding upon in the case of a current officer or director, receipt of an undertaking by or on behalf of such person to repay such amount if it is ultimately determined that such person is not entitled to be so indemnified.

The DGCL provides that the indemnification described above shall not be deemed exclusive of other indemnification that may be granted by a corporation pursuant to its bylaws, disinterested directors’ vote, stockholders’ vote and agreement or otherwise.

Section 102(b)(7) of the DGCL enables a corporation, in its certificate of incorporation or an amendment thereto, to eliminate or limit the personal liability of a director to the corporation or its stockholders for monetary damages for violations of the directors’ fiduciary duty, except (i) for any breach of the director’s duty of loyalty to the corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) pursuant to Section 174 of the DGCL (providing for liability of directors for unlawful payment of dividends or unlawful stock purchases or redemptions) or (iv) for any transaction from which a director derived an improper personal benefit. The Registrant’s certificate of incorporation provides for such limitations on liability for its directors.

The DGCL also provides corporations with the power to purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of such corporation, or is or was serving at the request of such corporation in a similar capacity for another corporation, partnership, joint venture, trust or other enterprise, against any liability asserted against him or her in any such capacity or arising out of his or her status as such, whether or not the corporation would have the power to indemnify him or her against such liability as described above. In connection with this offering, the Registrant will obtain liability insurance for its directors and officers. Such insurance would be available to its directors and officers in accordance with its terms.

The Registrant’s certificate of incorporation in requires the Registrant to indemnify and hold harmless, to the fullest extent permitted by applicable law as it presently exists or may hereafter be amended, any person (a “covered person”) who was or is made or is threatened to be made a party or is otherwise involved in any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (a “proceeding”) by reason of the fact that he or she is or was a director, officer or member of a committee of the Registrant, or, while a director or officer of the Registrant, is or was serving at the request of the Registrant as a director or officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise or non-profit entity, including service with respect to employee benefit plans, against all liability and loss suffered and expenses (including attorneys’ fees), judgment, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with a proceeding.

In addition, under the Registrant’s certificate of incorporation, in certain circumstances, the Registrant shall pay the expenses (including attorneys’ fees) incurred by a covered person in defending a proceeding in advance of the final disposition of such proceeding; provided, however, that the Registrant shall not be required to advance any expenses to a person against whom the Registrant directly brings an action, suit or proceeding alleging that such person (1) committed an act or omission not in good faith or (2) committed an act of intentional misconduct or a knowing violation of law. Additionally, an advancement of expenses incurred by a covered person shall be made only upon delivery to the Registrant of an undertaking, by or on behalf of such covered person, to repay all amounts so advanced if it shall ultimately be determined by final judicial decision from which there is no further right to appeal or otherwise in accordance with Delaware law that such covered person is not entitled to be indemnified for such expenses.

The foregoing statements are subject to the detailed provisions of Section 145 of the DGCL and the full text of the Registrant’s certificate of incorporation, which is filed as Exhibit 3.1 hereto. Reference is made to the form of underwriting agreement to be filed as Exhibit 1.1 hereto for provisions providing that the underwriters are obligated under certain circumstances, to indemnify our directors, officers and controlling persons against certain liabilities under the Securities Act of 1933, as amended.

Item 15. Recent Sales of Unregistered Securities.

Except as set forth below, in the three years preceding the filing of this Registration Statement, the Registrant has not issued any securities that were not registered under the Securities Act:

In August 2015, Messrs. Klemp, Picker and Priebe purchased 1,100,000 shares, 500,000 shares and 3,000,000 shares of our common stock, respectively, at a purchase price of $0.001 per share.

In August 2015, in exchange for the issuance of 630,000 shares of common stock, we acquired the rights to the license agreement with MD Anderson covering our WP1122 Portfolio held by IntertechBio Corporation, a company affiliated with Messrs. Priebe and Picker. In August 2015, in exchange for the issuance of 1,431,000 shares of common stock, we acquired the rights to the Annamycin IND and all data related to the Annamycin IND or the development of Annamycin held by AnnaMed, Inc., a company affiliated with Mr. Klemp.

In May 2016, Moleculin, LLC, a Texas limited liability company, was merged with and into MBI, which survived the merger. As a result of the merger, we issued the equity interests holders of Moleculin, LLC (including the convertible noteholders of Moleculin, LLC) an aggregate of 999,931 shares of our common stock. Messrs. Klemp, Picker and Priebe are members of Moleculin, LLC and received shares of our common stock as a result of the merger.

In August and September 2015, the Registrant issued two 8% convertible notes in an aggregate of $250,000 in principal amount of convertible notes to one investor, which principal and accrued interest automatically converted into shares of common stock upon the closing of the Company’s initial public offering at a conversion rate of $0.1299 per share. In October 2015, the Registrant issued two 8% convertible notes in an aggregate of $200,000 in principal amount of convertible notes to two investors, which principal and accrued interest automatically converted into shares of common stock upon the closing of the Company’s initial public offering at a conversion rate of $0.20 per share. At the time of such purchase in October 2015, the convertible note investors and the Registrant agreed that the investors would fund the Registrant up to the filing of its initial non-confidential registration statement an additional $165,000 on the same terms as in the October financing. Pursuant to such agreement, such amounts were received in January 2016.

Between January and May 2016, the Registrant sold 225,963 shares of common stock for a total purchase price of $677,889 to 19 investors.

On June 20, 2016, the Registrant agreed to issue 24,000 shares of common stock to an investor relations firm for services provided.

In January 2017, the Registrant agreed to issue 79,167 shares of common stock to a third-party in settlement of $237,500 in past due amounts.

 None of these transactions involved a public offering. We believe that each of the above issuances was exempt from registration under the Securities Act in reliance on Section 4(a)(2) of the Securities Act regarding transactions not involving a public offering.

Item 16. Exhibits and Financial Statement Schedules.

(a) Exhibits: Reference is made to the Exhibit Index following the signature pages hereto, which Exhibit Index is hereby incorporated into this Item.

(b) Financial Statement Schedules: All schedules are omitted because the required information is inapplicable or the information is presented in the financial statements and the related notes.

Item 17. Undertakings

The undersigned hereby undertakes:

(a) The undersigned Registrant hereby undertakes to provide to the underwriter at the closing specified in the underwriting agreement certificates in such denominations and registered in such names as required by the underwriter to permit prompt delivery to each purchaser.

(b) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the provisions referenced in Item 14 of this Registration Statement, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer, or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered hereunder, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question of whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

(c) The undersigned Registrant hereby undertakes that:

(1) For purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this Registration Statement in reliance upon Rule 430A and contained in a form of prospectus filed by the Registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this Registration Statement as of the time it was declared effective.

(2) For the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

SIGNATURES

Pursuant to the requirements of the Securities Act, the registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Houston, Texas, on February 8, 2017.

MOLECULIN BIOTECH, INC.
(Registrant)

By:	/s/ Walter V. Klemp
Walter V. Klemp
Director and Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933, as amended, this registration statement has been signed below by the following persons in the capacities and on the dates indicated:

SIGNATURE	TITLE	DATE

/s/ Walter V. Klemp
Walter V. Klemp	Chief Executive Officer and Sole Director	February 8, 2017
(Principal Executive Officer)
/s/ Jonathan P. Foster
Jonathan P. Foster	Chief Financial Officer	February 8, 2017
(Principal Financial Officer and Principal Accounting Officer)
*
Donald Picker	President and Chief Operating Officer	February 8, 2017

*
Robert George	Director	February 8, 2017

*
Michael Cannon	Director	February 8, 2017

*
Jacqueline Northcut	Director	February 8, 2017

* By:	/s/ Walter V. Klemp
Walter V. Klemp
Attorney-in-Fact

EXHIBIT INDEX

Exhibit Number	Description
1.1 ±	Form of Underwriting Agreement
3.1	Amended and Restated Certificate of Incorporation of Moleculin Biotech, Inc. (incorporated by reference to exhibit 3.1 of the Form S-1/A filed March 21, 2016)
3.2	Amended and Restated Bylaws of Moleculin Biotech, Inc. (incorporated by reference to exhibit 3.2 of the Form S-1/A filed March 21, 2016)
4.1 ±	Form of Series A/B/C Warrant Agreement
5*	Opinion of Schiff Hardin LLP as to legality of the securities being registered
10.1	Moleculin Biotech, Inc. 2015 Incentive Plan (incorporated by reference to exhibit 10.1 of the Form S-1/A filed March 21, 2016)
10.2	Rights Transfer Agreement between Moleculin Biotech, Inc. and AnnaMed, Inc. (incorporated by reference to exhibit 10.2 of the Form S-1/A filed March 21, 2016)
10.3	Patent and Technology License Agreement dated June 21, 2010 by and between The Board of Regents of the University of Texas System and Moleculin, LLC (incorporated by reference to exhibit 10.3 of the Form S-1/A filed March 21, 2016)
10.4	Amendment No. 1 to the Patent and Technology License Agreement dated June 21, 2010 by and between The Board of Regents of the University of Texas System and Moleculin, LLC (incorporated by reference to exhibit 10.4 of the Form S-1/A filed March 21, 2016)
10.5	Patent and Technology License Agreement dated April 2, 2012 by and between The Board of Regents of the University of Texas System and IntertechBio Corporation (incorporated by reference to exhibit 10.5 of the Form S-1/A filed March 21, 2016)
10.6	Amendment No. 1 to the Patent and Technology License Agreement dated June 21, 2010 by and between The Board of Regents of the University of Texas System and IntertechBio Corporation (incorporated by reference to exhibit 10.6 of the Form S-1/A filed March 21, 2016)
10.7	Patent and Technology Development and License Agreement June 28, 2012 by and between Annamed, Inc. and Dermin Sp. z.o.o (incorporated by reference to exhibit 10.7 of the Form S-1/A filed April 15, 2016)
10.8	Patent and Technology Development and License Agreement dated April 15, 2011 by and between IntertechBio Corporation and Dermin Sp. z.o.o (incorporated by reference to exhibit 10.8 of the Form S-1/A filed March 21, 2016)
10.9	Patent and Technology Development and License Agreement dated October 27, 2010 by and between Moleculin, LLC and Dermin Sp. z.o.o (incorporated by reference to exhibit 10.9 of the Form S-1/A filed March 21, 2016)
10.10	Rights Transfer Agreement dated between Moleculin Biotech, Inc. and IntertechBio Corporation dated August 11, 2015 (incorporated by reference to exhibit 10.10 of the Form S-1/A filed March 21, 2016)
10.11	Agreement and Plan of Merger between Moleculin Biotech, Inc. and Moleculin, LLC (incorporated by reference to exhibit 10.11 of the Form S-1/A filed March 21, 2016)
10.12	Technology Rights and Development License Agreement to be entered into by Moleculin Biotech, Inc. and Houston Pharmaceuticals, Inc. (incorporated by reference to exhibit 10.13 of the Form S-1/A filed April 15, 2016)
10.13	Employment Agreement between Moleculin Biotech, Inc. and Jonathan P. Foster dated August 19, 2016 (incorporated by reference to Exhibit 10.1 of the Form 8-K filed August 25, 2016)
10.14	Executive Employment Agreement between Moleculin Biotech, Inc. and Walter Klemp dated October 13, 2016 (incorporated by reference to Exhibit 10.1 of the Form 8-K filed October 13, 2016)
10.15	General Release and Separation Agreement between Moleculin Biotech, Inc. and Louis Ploth dated October 7, 2016 (incorporated by reference to Exhibit 10.2 of the Form 8-K filed October 13, 2016)
10.16	Development Collaboration Agreement between Moleculin Biotech, Inc. and Dermin Sp. Z o. o. dated September 30, 2016 (incorporated by reference to Exhibit 10.4 of the Form 10-Q filed November 21, 2016)

21	Subsidiaries of the Registrant (incorporated by reference to exhibit 21 of the Form S-1/A filed April 15, 2016)
23.1 ±	Consent of GBH CPAs, PC
23.2*	Consent of Schiff Hardin LLP (included in Exhibit 5)
101.INS *	XBRL Instance Document (1)
101.SCH *	XBRL Taxonomy Extension Schema Document (1)
101.CAL *	XBRL Taxonomy Extension Calculation Linkbase Document (1)
101.DEF *	XBRL Taxonomy Extension Definition Linkbase Document (1)
101.LAB *	XBRL Taxonomy Extension Label Linkbase Document (1)
101.PRE *	XBRL Taxonomy Extension Presentation Linkbase Document (1)

*	Filed herewith.
±	Previously filed.